Subsidiaries of the Company

 The following is a list of directly or indirectly wholly-owned subsidiaries of Brunswick Corporation, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Subsidiary	Place of Incorporation	Names Under Which Subsidiaries Do Business
Attwood Corporation	Delaware	Navico Group
Aus Holdco Pty Limited	Australia	BLA Distribution
Boateka, Inc.	Delaware	Veer, Revo
Boston Whaler, Inc.	Delaware	Boston Whaler Experience Center
Brunswick Boat Club Holdings, LLC	Delaware
Brunswick Boat Club Holdings Iberia, S.L.U.	Spain
Brunswick Commercial & Government Products, Inc.	Delaware
Brunswick Compañías de México, S.A. de C.V.	Mexico
Brunswick EMEA Holding B.V.	Netherlands	Mastervolt Holding
Brunswick Family Boat Co. Inc.	Delaware	Bayliner, Heyday Inboards, Heyday Wake Boats, Navan, Quicksilver
Brunswick Financial Services Corporation	Delaware	Boating Services Network
Brunswick GmbH	Germany
Brunswick International Group S.a.r.l.	Luxembourg
Brunswick International Limited	Delaware
Brunswick Leisure Boat Company, LLC	Indiana	Cypress Cay, Harris
Brunswick Luxembourg Finance S.a.r.l.	Luxembourg
Brunswick Marine - EMEA Operations, LDA	Portugal
Brunswick Marine in EMEA, LLC	Delaware
Brunswick Marine in France, S.a.r.l.	France	U.S. Marine EMEA Operations
Brunswick Marine in Italia S.p.A.	Italy
Brunswick Marine in Poland Sp. z o.o	Poland
Brunswick Marine in Sweden AB	Sweden	Uttern Batar, Marine Power
Brunswick Marine Sales Corporation	Delaware
Brunswick Netherlands B.V.	Netherlands	Sea Ray and SWG EMEA Operations, a division of Brunswick Netherlands
Brunswick Product Protection Corporation	Delaware
Brunswick Product Protection Corporation of Florida	Delaware
Brunswick Singapore Holdings Pte. Ltd.	Singapore
Brunswick Strategic Insurance Group, LLC	Vermont
Brunswick Trading (Suzhou) Co., Ltd.	China
C-MAP Italy S.r.l.	Italy
Club De Navegacion Freedom España SL	Spain
Electronica Lowrance de Mexico, S.A. de C.V.	Mexico
Fliteboard Europe B.V.	Netherlands
Fliteboard Pty Limited	Australia
Fliteboard USA, LLC	New York
Freedom Boat Club, LLC	Florida
Freedom Boat Club UK, Limited	England and Wales
Freedom Franchise Systems, LLC	Florida
Freedom Marine Sales, LLC	Florida
Freedom Outdoor Delaware, LLC	Delaware
J&R Marine Holdings, LLC	Georgia
Land 'N' Sea Corporation	Delaware
Land 'N' Sea Distributing, Inc.	Florida	Kellogg Marine Supply,Seachoice Products,Valmar Marine
Lankhorst Taselaar B.V.	Netherlands
Lenco Marine Solutions, LLC	Florida
Lund Boat Company	Delaware	Veer
Marine Power International Limited	Delaware
Mercury Marine do Brasil Industria e Comercio Ltda	Brazil
Mercury Marine Singapore Pte Ltd	Singapore
Mercury Marine Technology Suzhou Company Ltd.	China
Mercury Marine ULC	Canada	Land 'N' Sea
Munster Simms Engineering Limited	Northern Ireland
Nanna U.S. Bidco, LLC	Delaware
Navico Group APAC Limited	New Zealand
Navico Australia Pty Limited	Australia

Navico Forli S.r.l.	Italy
Navico France	France
Navico GmbH	Germany
Navico Group Americas, LLC	Delaware
Navico Group AS	Norway
Navico Group EMEA B.V.	Netherlands
Navico Holding AS	Norway
Navico, Inc.	Delaware
Navico Marine Electronics, S.L.	Spain
Navico Norway AS	Norway
Navico RBU Italia S.R.L.	Italy
Navico (Suzhou) Trading Co., Ltd.	China
Navico Sweden AB	Sweden
Navico UK Limited	United Kingdom
Princecraft Boats Inc. / Bateaux Princecraft Inc.	Canada
Productos Marine de Mexico, S.A. de C.V.	Mexico
Rayglass Sales and Marketing Limited	New Zealand
Sea Ray Boats, Inc	Florida	Meridian Yachts, Navan, Sea Ray Boats
Servicios Acme de Mexico, S. de RL. de C.V.	Mexico
Thunder Jet Boats, Inc.	Delaware